as of March 29, 1999


Ridgewood ZAP, LLC
947 Linwood Avenue
Ridgewood, New Jersey  07450
Attn: Robert L. Gold

Dear Gentlemen:

In order to induce Ridgewood ZAP, LLC ("Ridgewood") to enter into a certain Stock and Warrant Purchase Agreement dated as of March 29, 1999 with ZAP Power Systems ("ZAP"), for so long as Ridgewood owns not less than 5 percent of the outstanding voting stock of ZAP, the undersigned shareholders of ZAP hereby agree to vote all or such portion of their stock of ZAP as may be necessary to cause to be elected to the Board of Directors of ZAP up to two persons nominated by Ridgewood. In the event of the resignation of a director nominated by Ridgewood, or a vacancy in any such position arising for any reason, the undersigned shareholders agree to cause such vacancy to be filled with a person nominated by Ridgewood. Ridgewood shall provide written or verbal notification to the undersigned shareholders of its nominee(s) at or immediately prior to any meeting called for the purpose of electing directors.

As of the date of this letter agreement, Ridgewood nominates, and the undersigned shareholders agree to cause to be elected to the Board of Directors the following individuals: Robert L. Gold and Douglas Wilson.

This letter agreement shall be deemed a contract governed by the laws of California and shall be binding on the undersigned and any purchaser of shares held by the undersigned.

Sincerely yours,


/s/ Gary D. Starr
Gary D. Starr, individually

/s/ James McGreen
James McGreen, individually

Accepted and Agreed:

RIDGEWOOD ZAP, LLC
By: Ridgewood Management Corporation

By:_____________________